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                                EXHIBIT 10.16
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                                   MINUTES
                          BOARD OF DIRECTORS MEETING
                            FRIDAY, MARCH 14, 1997
           TELEPHONIC MEETING ORIGINATING AT CRITICARE HEADQUARTERS
                            IN WAUKESHA, WISCONSIN


A telephonic meeting of the Board of Directors of Criticare Systems, Inc. was held on Friday, March 14, 1997, and originated at Criticare's headquarters in Waukesha, Wisconsin. Board members present were: Milton Datsopoulos, Karsten Houm, N.C. Joseph Lai, Ph.D., and Gerhard Von der Ruhr. Richard Osowski (Vice President-Finance) attended the meeting at the request of the Board. The meeting convened at 9:00 a.m. CST.

1.  Shareholder Rights Plan
    A Shareholder Rights Plan was a recommendation that Robertson Stephens
    & Co. had made to the Board to ensure that a potential acquirer would be dealing with the Board and not investors, thereby giving the Board a better tool to reach the right valuation. Mr. Datsopoulos moved to approve the Shareholders Rights Plan, Mr. Houm seconded it, and after due discussion, the motion was unanimously carried.

2.  Stock Options for Domestic Sales Force
    The Board then discussed stock options for the domestic sales force.
    It was agreed that options should only be awarded to associates who have proven they are good performers. Mr. Datsopoulos moved that any stock options for the sales force have a vesting period of five years and a minimum performance standard of $750,000 in annual sales. Dr. Lai seconded the motion, and it was unanimously carried.

3.  Approval of Employment Agreements
    The Board approved the Employment Agreements for Messrs. Osowski and Von der Ruhr.

4.  CCR Warrants Approval
    In response to the efforts Mr. McGuire has undertaken on behalf of Criticare to reach expeditious financing, particularly with the Dutchess Capital Group, he was awarded the balance of the warrants.





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5.  Immtech Financing
    The Board then reviewed Immtech and its financing proposal by Cohen.
    Cohen indicated that any new investors would insist on having higher priority rights for dividends and an earlier redemption rate. With respect to the outstanding note, the Board recommended half be converted into equity and half repaid over four quarters after a successful private placement.

There being no further business, the meeting was adjourned at 10:30 a.m. CST.

Respectfully submitted,

/s/ Gerhard J. Von der Ruhr
Gerhard J. Von der Ruhr
President









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